                                                                    Exhibit 12-A

                        Delmarva Power & Light Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                           (Dollars in Thousands)
                           ----------------------

                                            1996        1995        1994        1993        1992
                                          --------    --------    --------    --------    --------

Net income                                $116,187    $117,488    $108,310    $111,076    $ 98,526
                                          --------    --------    --------    --------    --------

Income taxes                                78,340      75,540      67,613      67,102      54,834
                                          --------    --------    --------    --------    --------

Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                                69,329      65,572      61,128      62,651      66,976
   Other interest                           12,516      10,353       9,336       9,245       8,449
   Preferred dividend require-
     ments of a subsidiary
     trust                                   1,390           -           -           -           -
                                          --------    --------    --------    --------    --------

     Total fixed charges                    83,235      75,925      70,464      71,896      75,425
                                          --------    --------    --------    --------    --------

Nonutility capitalized interest               (311)       (304)       (256)       (246)       (231)
                                          --------    --------    --------    --------    --------

Earnings before income taxes
   and fixed charges                      $277,451    $268,649    $246,131    $249,828    $228,554
                                          ========    ========    ========    ========    ========

Ratio of earnings to fixed charges            3.33        3.54        3.49        3.47        3.03

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.